Exhibit 10.1

FIFTH AMENDED AND RESTATED INCENTIVE COMPENSATION AGREEMENT

This Fifth Amended and Restated Incentive Compensation Agreement, dated as of August 9, 2006 (this “Agreement”), is entered into between BUCKEYE GP LLC, a Delaware limited liability company (“General Partner”), and BUCKEYE PARTNERS, L.P., a Delaware limited partnership (the “Partnership”).

WHEREAS, the Partnership and MainLine Sub LLC (“Holdco”) entered into a Fourth Amended and Restated Incentive Compensation Agreement dated December 15, 2004 (the “Prior Agreement”);

WHEREAS, pursuant to an agreement between Holdco and the General Partner, dated the date hereof, Holdco assigned the Prior Agreement to the General Partner;

WHEREAS, the parties hereto desire to amend and restate the Prior Agreement in its entirety to supplement the Partnership Agreement (defined below) as the context requires and recharacterize payments pursuant to this Agreement as distributions pursuant to Section 5.2(c) of the Partnership Agreement and to adopt the law of the State of Delaware as the governing law of this Agreement;

WHEREAS, Section 3.6 of the Prior Agreement provides that the Prior Agreement may be amended only after complying with Section 17.2(a) of the Amended and Restated Agreement of Limited Partnership dated as of December 15, 1986, as amended as of the date hereof (the “Partnership Agreement”), which provides that, without the prior approval of a two-thirds interest of the limited partners of the Partnership, the General Partner shall not amend the Prior Agreement unless such amendment does not, in the good faith opinion of the General Partner, adversely affect the limited partners of the Partnership (the “Limited Partners”) in any material respect; and

WHEREAS, the Board of Directors of the General Partner has approved the amendment and restatement of the Prior Agreement in the form set out in this Agreement and has further determined that, in its good faith opinion, this amendment and restatement of the Prior Agreement does not adversely affect the Limited Partners in any material respect.

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Set forth below are definitions of certain capitalized terms used in this Agreement.  All capitalized terms used herein and not otherwise defined herein shall have the meanings provided therefor in the Partnership Agreement.

Section 1.1                                      “Aggregate Target Quarterly Amount” means the Target Quarterly Amount per LP Unit times the number of Units, other than ESOP LP Units, outstanding.

Section 1.2                                      “Aggregate Target Special Distribution Amount” means the Target Special Distribution Amount times the number of Units outstanding.

Section 1.3                                      “Available Cash” for any quarter means the Partnership’s consolidated cash receipts during such quarter (including, for this purpose, amounts retained as described in clause (b) below during prior quarters and determined by the General Partner, in its sole discretion, to no longer be required to be so retained) less (a) its consolidated cash expenditures during such quarter (other than distributions of Available Cash for the prior quarter and expenditures of amounts received in prior quarters) and (b) such retentions for working capital, anticipated cash expenditures (including capital expenditures and debt service) and contingencies as the General Partner, in its sole discretion, deems appropriate.

Section 1.4                                      “ESOP LP Units” means the 2,573,146 LP Units issued to Buckeye Pipe Line Services Company in connection with the transactions contemplated by the Exchange Agreement, regardless of whether such LP Units continue to be held by Buckeye Pipe Line Services Company.

Section 1.5                                      “IPO Price” is $10.00 per LP Unit.

Section 1.6                                      “Pipeline Partnership” means the limited partnership subsidiaries and the other subsidiaries of the Partnership, collectively.

Section 1.7                                      “Quarterly Cash To Be Distributed” for any quarter means the Available Cash for such quarter (excluding cash to be distributed in a Special Distribution) less retentions of Available Cash necessary to make distributions pursuant to this Agreement and less cash distributed by the Partnership to the holders of the ESOP LP Units or the GP Units with respect to their ESOP LP Units and GP Units.

Section 1.8                                      “Special Cash To Be Distributed” means the cash or fair market value of securities to be distributed in a Special Distribution, less the cash or fair market value of securities distributed by the Partnership to the holders of ESOP LP Units or the GP Units with respect to their ESOP LP Units and GP Units.

Section 1.9                                      “Special Distribution” means any special cash distribution to Unitholders in excess of $10 million from the proceeds of a financing, sale of assets or disposition (or a series of related financings, sales of assets or dispositions) or a special distribution of marketable securities with a fair market value in excess of $10 million; provided, however, that no special distribution from the proceeds of a financing shall be made without the approval of the disinterested directors of the Board of Directors of the General Partner or a committee thereof.

Section 1.10                                “Target Quarterly Amount” is $.325 per quarter.

Section 1.11                                “Target Special Distribution Amount” means the amount which, together with all amounts distributed per LP Unit prior to the Special Distribution compounded quarterly from the respective dates of distribution to the date of such Special Distribution at the Target Rate, would equal the IPO Price compounded quarterly at the Target Rate from December 23, 1986 to the date of such Special Distribution.

Section 1.12                                “Target Rate” is 13% per annum.

Section 1.13                                “Unitholders” means the holders of record collectively of the LP Units and the GP Units.

ARTICLE II
INCENTIVE COMPENSATION AGREEMENT

Section 2.1                                      Quarterly Incentive Distribution.  If Quarterly Cash To Be Distributed for any calendar quarter exceeds the Aggregate Target Quarterly Amount and such Quarterly Cash To Be Distributed is distributed to the Limited Partners as provided in the Partnership Agreement, the Partnership shall, subject to Section 2.3 and Section 2.5, distribute to the General Partner an amount equal to the sum of (a) 15% of the portion of the Quarterly Cash To Be Distributed which (i) exceeds $.325 per LP Unit and (ii) does not exceed $.35 per LP Unit; (b) 25% of the portion of the Quarterly Cash To Be Distributed which (i) exceeds $.35 per LP Unit and (ii) does not exceed $.375 per LP Unit; (c) 30% of the portion of the Quarterly Cash To Be Distributed which (i) exceeds $.375 per LP Unit and (ii) does not exceed $.40 per LP Unit; (d) 35% of the portion of the Quarterly Cash To Be Distributed which (i) exceeds $.40 per LP Unit and (ii) does not exceed $.425 per LP Unit; (e) 40% of the portion of the Quarterly Cash To Be Distributed which (i) exceeds $.425 per LP Unit and (ii) does not exceed $.525 per LP Unit; and (f) 45% of the portion of the Quarterly Cash To Be Distributed which exceeds $.525 per LP Unit. For purposes of this Section 2.1, “LP Units” shall not include ESOP LP Units.

Section 2.2                                      Special Incentive Distribution.  If the Special Cash To Be Distributed in a Special Distribution exceeds the Aggregate Target Special Distribution Amount for such Special Distribution and such Special Cash To Be Distributed is distributed to the Limited Partners as provided in the Partnership Agreement, the Partnership shall, subject to Section 2.3 and Section 2.5, distribute to the General Partner, out of Special Cash To Be Distributed, an amount equal to (a) 15% of the portion of the Special Cash To Be Distributed which (i) exceeds 100% of the Aggregate Target Special Distribution Amount and (ii) is not more than 115% of the Aggregate Target Special Distribution Amount, plus (b) 25% of the amount (if any) by which the Special Cash To Be Distributed exceeds 115% of the Aggregate Target Special Distribution Amount.

Section 2.3                                      Termination Upon Removal of General Partner.  The agreement contained in this Article II shall terminate if the General Partner is removed as general partner of the Partnership pursuant to the Partnership Agreement, effective upon the date of such removal.  However, the value of the right to receive distributions as provided in this Article II shall be included in determining the fair market value of the GP Units and other Partnership Interests pursuant to Section 13.2 of the Partnership Agreement.

Section 2.4                                      Certain Events.  If there is a change in the LP Units to divide the outstanding LP Units into a greater number of LP Units or to combine outstanding LP Units into a smaller number of LP Units, in each case in accordance with the terms and conditions of the Partnership Agreement, the amounts reflected in Sections 1.5, 1.10 and 2.1 hereof shall be adjusted automatically to reflect such division or combination and shall apply to all subsequent calculations of distributions to the General Partner hereunder.

Section 2.5                                      Distribution Upon Liquidation.  Any distribution to the General Partner pursuant to Sections 2.1 and 2.2 during the period in which a liquidation of the Partnership occurs pursuant to Section 14.3 of the Partnership Agreement shall equal the amounts allocated pursuant to Section 5.1(c)(vi) of the Partnership Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1                                      Headings.  All article or section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

Section 3.2                                      Binding Effect; Benefit of Agreement; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Absent the written consent of each party hereto and, this Agreement may not be assigned by either party.  Notwithstanding the foregoing, the General Partner may assign this Agreement, and the Partnership Interests represented hereby, to (i) an entity which, directly or indirectly, wholly owns or is wholly owned by the General Partner, (ii) any entity wholly owned by any entity which wholly owns the General Partner or (iii) a transferee of the GP Units under Section 11.1 of the Partnership Agreement; provided that, any such transferee must be admitted to the Partnership as an additional or successor general partner of the Partnership.  For so long as the Executive Employment Agreement, dated as of December 15, 2004, between the General Partner, Holdco and Buckeye Pipe Line Services Company is in effect, the General Partner may not assign this Agreement without the prior written consent of the Trustee of the ESOP, which consent will not be unreasonably withheld.

Section 3.3                                      Integration.  This Agreement, together with the Partnership Agreement, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.  This Agreement shall constitute a supplement to the Partnership Agreement.

Section 3.4                                      Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

Section 3.5                                      Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

Section 3.6                                      Amendment.  This Agreement may be amended only after complying with Section 17.2(a) of the Partnership Agreement.

IN WITNESS WHEREOF, this Fifth Amended and Restated Incentive Compensation Agreement has been duly executed by the parties hereto as of the date first above written.

BUCKEYE GP LLC

By:	/s/ Robert B. Wallace
	Name:	Robert B. Wallace
	Title:	Senior Vice President,
Finance and Chief Financial Officer

BUCKEYE PARTNERS, L.P.

By:	BUCKEYE GP LLC,
as General Partner

	By:	/s/ Stephen C. Muther
	Name:	Stephen C. Muther
	Title:	Senior Vice President—
Administration and Secretary

[Fifth Amended and Restated Incentive Compensation Agreement]